Filed Pursuant to Rule 433

Registration Statement No. 333-232863

April 7, 2020

PRICING TERM SHEET

Issuer:	Phillips 66 (the “Company”)

Guarantor:	Phillips 66 Company

Ratings*:	A3 (Moody’s); BBB+ (S&P)

Issue of Securities:	3.70% Senior Notes due 2023 (the “2023 Notes”)

Principal Amount:	$500,000,000

Coupon:	3.70%

Interest Payment Dates:	Semi-annually on April 6 and October 6, commencing on October 6, 2020

Maturity Date:	April 6, 2023

Treasury Benchmark:	0.50% due March 15, 2023

U.S. Treasury Yield:	0.366%

Spread to Treasury:	337.5 bps

Re-offer Yield:	3.741%

Initial Price to Public:	99.885% of principal amount, plus accrued interest, if any, from April 9, 2020

Optional Redemption:	The Company may elect to redeem any or all of the 2023 Notes, at any time in principal amounts of $2,000 or any integral multiple of $1,000 above that amount. The Company will pay an amount equal to the principal amount of 2023 Notes redeemed plus a make-whole premium. The Company will also pay accrued but unpaid interest to, but not including, the redemption date.

Make-Whole Spread:	T + 50 bps

Settlement Date:	April 9, 2020

Settlement Cycle:	T+2

Day Count Convention:	Actual / 360

CUSIP / ISIN:	718546 AU8 / US718546AU85

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

Mizuho Securities USA LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

Commerz Markets LLC

MUFG Securities Americas Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Co-Managers:	Bank of China Limited U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Mizuho Securities USA LLC toll free at 1-866-271-7403 or TD Securities (USA) LLC toll free at 1-855-495-9846.

Issuer:	Phillips 66

Guarantor:	Phillips 66 Company

Ratings*:	A3 (Moody’s); BBB+ (S&P)

Issue of Securities:	3.85% Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	$500,000,000

Coupon:	3.85%

Interest Payment Dates:	Semi-annually on April 9 and October 9, commencing on October 9, 2020

Maturity Date:	April 9, 2025

Treasury Benchmark:	0.50% due March 31, 2025

U.S. Treasury Yield:	0.487%

Spread to Treasury:	337.5 bps

Re-offer Yield:	3.862%

Initial Price to Public:	99.946% of principal amount, plus accrued interest, if any, from April 9, 2020

Optional Redemption:	Prior to March 9, 2025 (the date that is one month prior to the maturity date of the 2025 Notes), the Company may elect to redeem any or all of the 2025 Notes, at any time in principal amounts of $2,000 or any integral multiple of $1,000 above that amount. The Company will pay an amount equal to the principal amount of 2025 Notes redeemed plus a make-whole premium. The Company will also pay accrued but unpaid interest to, but not including, the redemption date. Beginning on March 9, 2025, the Company may redeem the 2025 Notes at a redemption price equal to 100% of the principal amount of the 2025 Notes, plus accrued but unpaid interest thereon to, but not including, the redemption date.

Make-Whole Spread:	T + 50 bps

Settlement Date:	April 9, 2020

Settlement Cycle:	T+2

Day Count Convention:	Actual / 360

CUSIP / ISIN:	718546 AV6 / US718546AV68

Denomination:	$2,000 and increments of $1,000 in excess thereof

Joint Book-Running Managers:

Mizuho Securities USA LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

Commerz Markets LLC

MUFG Securities Americas Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Co-Managers:	Bank of China Limited U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Mizuho Securities USA LLC toll free at 1-866-271-7403 or TD Securities (USA) LLC toll free at 1-855-495-9846.